UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
_________________

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

DATE OF REPORT (Date of earliest event reported):  December 31, 2015

ITT EDUCATIONAL SERVICES, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-13144	36-2061311
(State or other	(Commission	(IRS Employer
jurisdiction of	File Number)	Identification No.)
incorporation)

13000 North Meridian Street
Carmel, Indiana 46032-1404
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (317) 706-9200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On December 31, 2015, ITT Educational Services, Inc. (the “Company”) entered into Amendment No. 4 to Financing Agreement (the “Financing Agreement Amendment”) with Cerberus Business Finance, LLC (“Cerberus”), as collateral agent and administrative agent, and the lenders party thereto. The Financing Agreement Amendment provides for an amendment to the Financing Agreement, dated as of December 4, 2014, as amended on December 23, 2014, March 17, 2015, and September 18, 2015 (the “Financing Agreement”), by and among the Company, the subsidiary guarantors party thereto, Cerberus and the lenders party thereto.

The Financing Agreement Amendment:

•	modifies the definition of Excess Cash Flow in the Financing Agreement to exclude special legal, accounting and similar charges from the calculation of Excess Cash Flow;

•	establishes a minimum amount of $9.0 million to be paid in 2016 pursuant to the mandatory prepayment provision based on Excess Cash Flow;

•	modifies the Leverage Ratio (as defined in the Financing Agreement) covenant requirement as of September 30, 2016 from 1.50:1.00 to 1.75:1.00;

•	adjusts the definition of the Fixed Charge Coverage Ratio to exclude certain mandatory prepayments;

•
revises the scheduled quarterly installment principal payment amounts and dates of the term loans outstanding under the Financing Agreement (the “Loans”) in 2016 from $5.0 million per quarter to: $10.0 million on March 1, 2016; $15.5 million on June 30, 2016; $15.5 million on September 30, 2016; and $20.0 million on December 31, 2016; and

•
adds additional definitions and amends certain other provisions as necessary to reflect the replacement of the letter of credit payable to the U.S. Department of Education (the “ED Letter of Credit”) with the agreement with the U. S. Department of Education to hold funds provided by the Company in an escrow account (the “ED Cash Collateral Agreement”), which was described in the Company’s Form 8-K filed on December 22, 2015.

As a condition for the Financing Agreement Amendment, on December 31, 2015 the Company made a prepayment of $7.174 million of outstanding principal of the Loans, with no prepayment premium required.  This was the approximate amount of the difference between the amount of the collateral held related to the ED Letter of Credit and the amount being held under the ED Cash Collateral Agreement.

The above summary of the Financing Agreement Amendment is qualified in its entirety by the full text of the Financing Agreement Amendment, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

As previously disclosed in the Company’s Form 10-Q for the fiscal quarter ended September 30, 2015, the Company anticipated that it would need to make prepayments of principal under the Loans in the approximate amount of $15.0 million on or before March 31, 2016 (which would be reduced by any mandatory prepayment made under the Excess Cash Flow provision), $4.0 million on or before June 30, 2016, and $34.0 million on or before September 30, 2016, in order to maintain compliance with the Leverage Ratio requirements as of the end of each of the first three fiscal quarters of 2016.  Additionally, the Company disclosed that if it were to make these prepayments, it believed that, as a result, it may not have been in compliance with the Fixed Charge Coverage Ratio as of September 30, 2016, and that if the Company was not in compliance with this covenant and could not obtain a waiver of compliance with this covenant, it may have been required to prepay the remaining balance of the Loans on or before September 30, 2016.  The Company desired to enter into the Financing Agreement Amendment in order establish Leverage Ratio and Fixed Charge Covenant Ratio requirements that based on its current estimates it believes it could comply with in 2016, and to schedule mandatory principal payments on certain dates and of certain amounts based on its estimated cash balances, which payments if not scheduled might have otherwise been required to be made voluntarily in order to maintain compliance with those covenants and, if made as voluntary prepayments, would have required a premium payment of 1% of the prepayment amounts.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 31, 2015, Kevin M. Modany, the Chief Executive Officer of the Company, informed the Company of the rescission of his notice to resign from the Chief Executive Officer position, which notice he had provided to the Company in August 2014.  In connection with that prior notice of his intent to resign, and as previously disclosed, on August 4, 2014, the Company and Mr. Modany entered into a letter agreement (the “2014 Letter Agreement”), pursuant to which, among other things, Mr. Modany would remain as the Chief Executive Officer of the Company for an initial period through February 4, 2015 (which period was subsequently extended through December 31, 2015), following which he would serve as a consultant to the Company for a period of 18 months.

In connection with Mr. Modany’s rescission of his resignation notice, the Board of Directors of the Company determined that it was in the best interests of the Company and its shareholders to retain Mr. Modany as the Company’s Chief Executive Officer.  On December 31, 2015, the Company and Mr. Modany entered into a new letter agreement (the “New Letter Agreement”) that terminates the 2014 Letter Agreement in its entirety, including the consulting arrangement provisions.  The New Letter Agreement provides that Mr. Modany will continue to be employed by the Company as its Chief Executive Officer on an at-will basis.  All other employees of the Company are also employed on an at-will basis, as was Mr. Modany prior to the 2014 Letter Agreement.

The New Letter Agreement provides that if the Company terminates Mr. Modany’s employment with the Company without Cause (as defined in the Company’s Senior Executive Severance Plan (as amended, the “Severance Plan”)), or if Mr. Modany resigns his employment with the Company for Good Reason (as defined in the Severance Plan), Mr. Modany will be entitled to receive severance compensation in an amount equal to two times the sum of (i) his base salary, plus (ii) his target short-term compensation amount for the fiscal year in which the termination occurs, payable in substantially equal installments over the twenty-four months after the date of Mr. Modany’s termination of employment.  In addition, the New Letter Agreement provides that Mr. Modany continues to be eligible to participate in the Severance Plan, which provides for certain severance benefits if a termination of employment occurs under certain circumstances and if a change in control of the Company has occurred or is imminent.  If, however, Mr. Modany’s employment ends under circumstances in which he is eligible to receive the severance benefits under the Severance Plan, he will not be entitled to the severance compensation described in the New Letter Agreement.

Receipt of any amounts under the New Letter Agreement will be subject to and conditioned upon Mr. Modany’s compliance with the non-disclosure and restrictive covenants obligations of the New Letter Agreement and his execution and the effectiveness of a waiver and release of claims in favor of the Company.  Pursuant to the New Letter Agreement, Mr. Modany is subject to certain restrictive covenants, such as confidentiality, non-competition, non-solicitation and non-interference during his employment and for specified periods of time after the termination of his employment.  In the event that Mr. Modany breaches any of the non-disclosure or restrictive covenant provisions, he will forfeit any severance compensation, and will be obligated to pay to the Company any amounts of severance compensation already received, under the New Letter Agreement.

           The foregoing summary of the New Letter Agreement is qualified in its entirety by reference to the complete terms and provisions of the New Letter Agreement, which is filed herewith as Exhibit 10.2 and is incorporated by reference herein.

Item 9.01.                   Financial Statements and Exhibits.

(d)	Exhibits:

The following exhibits are being filed herewith:

Exhibit No.                                    Description

10.1
Amendment No. 4 to Financing Agreement, dated as of December 31, 2015, by and among ITT Educational Services, Inc., the subsidiary guarantors party thereto, Cerberus Business Finance, LLC, as administrative agent and collateral agent, and the lenders party thereto

10.2	Letter Agreement, dated as of December 31, 2015, by and between ITT Educational Services, Inc. and Kevin M. Modany

    Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Forward-looking statements are made based on the current expectations and beliefs of the company's management concerning future developments and their potential effect on the company. The company cannot assure you that future developments affecting the company will be those anticipated by its management. These forward-looking statements involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially are the following: the impact of the company’s late filings with the SEC, including the 2014 Form 10-K and the first quarter 2015 Form 10-Q; the impact of adverse actions by the U.S. Department of Education (the “ED”) related to litigation against the company, the company’s failure to submit its 2013 audited financial statements and 2013 compliance audits with the ED by the due date, and any failure to submit its 2014 audited financial statements and 2014 compliance audits to the ED by the due date; the impact of the consolidation of variable interest entities on the company and the regulations, requirements and obligations that it is subject to; the inability to obtain any required amendments or waivers of noncompliance with covenants under the company’s financing agreement; actions by the New York Stock Exchange to delist the company’s common stock; the company’s inability to remediate material weaknesses, or the discovery of additional material weaknesses, in the company’s internal control over financial reporting; issues related to the restatement of the company’s financial statements for the first three quarters of 2013; the company’s exposure under its guarantees related to private student loan programs; the outcome of litigation, investigations and claims against the company; the effects of the cross-default provisions in the company’s financing agreement; changes in federal and state governmental laws and regulations with respect to education and accreditation standards, or the interpretation or enforcement of those laws and regulations, including, but not limited to, the level of government funding for, and the company's eligibility to participate in, student financial aid programs utilized by the company's students; business conditions in the postsecondary education industry and in the general economy; the company's failure to comply with the extensive education laws and regulations and accreditation standards that it is subject to; effects of any change in ownership of the company resulting in a change in control of the company, including, but not limited to, the consequences of such changes on the accreditation and federal and state regulation of its campuses; the company's ability to implement its growth strategies; the company’s ability to retain or attract qualified employees to execute its business and growth strategies; the company's failure to maintain or renew required federal or state authorizations or accreditations of its campuses or programs of study; receptivity of students and employers to the company's existing program offerings and new curricula; the company’s ability to repay moneys it has borrowed; the company's ability to collect internally funded financing from its students; and other risks and uncertainties detailed from time to time in the company's filings with the U.S. Securities and Exchange Commission. The company undertakes no obligation to update or revise any forward-looking information, whether as a result of new information, future developments or otherwise.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 31, 2015

ITT Educational Services, Inc.

By:  /s/ Rocco F. Tarasi, III
       Name: Rocco F. Tarasi, III
       Title: Interim Executive Vice President,
    Chief Financial Officer

INDEX TO EXHIBITS

Exhibit No.                                           Description

10.1
Amendment No. 4 to Financing Agreement, dated as of December 31, 2015, by and among ITT Educational Services, Inc., the subsidiary guarantors party thereto, Cerberus Business Finance, LLC, as administrative agent and collateral agent, and the lenders party thereto

10.2	Letter Agreement, dated as of December 31, 2015, by and between ITT Educational Services, Inc. and Kevin M. Modany